UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
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Genta Incorporated

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GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

May 14, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of Genta Incorporated on Wednesday, July 11, 2007 at 11:00 a.m., local time, at the Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey, 07932.

The accompanying notice of annual meeting of stockholders outlines the matters to be brought before the meeting, and the accompanying proxy statement discusses these matters in greater detail. The notice and the proxy statement have been made a part of this invitation.

Whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed envelope to which no postage need be affixed if mailed in the United States. You may also vote electronically via the Internet or by telephone. If you have any questions or need assistance in completing the proxy card, please contact Investor Relations at the telephone number above.

We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 with this proxy statement. We are mailing this proxy statement and a form of proxy on or about June 5, 2007.

Our Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Raymond P. Warrell, Jr., M.D. Chairman and Chief Executive Officer

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

Notice of Annual Meeting of Stockholders

May 14, 2007

The 2007 annual meeting of stockholders of Genta Incorporated, a Delaware corporation, will be held on Wednesday, July 11, 2007 at 11:00 a.m., local time, at the Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey, 07932, for the following purposes:

1.	To elect six directors.

2.	To authorize our Board of Directors, in its discretion, to effect a reverse stock split of our outstanding Common Stock at an exchange ratio of either 1-for-2, 1-for-3, 1-for-4, 1-for-5 or 1-for-6.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

4.	To transact such other business as may properly come before the meeting.

All stockholders are cordially invited to attend the annual meeting. Attendance at the annual meeting is limited to our stockholders and one guest. Only stockholders of record at the close of business on May 22, 2007, the record date, are entitled to notice of and to vote at the annual meeting.

Your vote is important. Whether or not you Plan to attend the ANNUAL meeting, we urge you to vote electronically via the internet. You May Also complete, date and sign the enclosed proxy CARD and return it OR VOTE BY Telephone.

By order of the Board of Directors,
Richard J. Moran Senior Vice President, Chief Financial Officer and Corporate Secretary

YOU CAN VOTE IN ONE OF THREE WAYS:

(1) Visit the Web site noted on your proxy card to vote via the Internet,

(2) Use the toll-free telephone number on your proxy card to vote by phone, or

(3) Sign, date and return your proxy card in the enclosed envelope to vote by mail.

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

PROXY STATEMENT

This proxy statement contains information related to the 2007 annual meeting of stockholders of Genta Incorporated, a Delaware corporation, to be held on Wednesday, July 11, 2007, at 11:00 a.m., local time, at the Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey, 07932, and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy card are being mailed to our stockholders on or about June 5, 2007. The Company’s Annual Report on Form 10-K for the year ended December 31, 2006 is being mailed together with this proxy statement.

In this proxy statement, ‘‘Genta’’, ‘‘Company’’, ‘‘we’’, ‘‘us’’ and ‘‘our’’ refer to Genta Incorporated.

VOTING AT THE ANNUAL MEETING

Who Can Vote

Only stockholders of record at the close of business on May 22, 2007, the record date, are entitled to notice of and to vote at the annual meeting, and at any postponements or adjournments thereof. As of the record date, 183,724,815 shares of our Common Stock, par value $.001 per share, were issued and outstanding, and less than 8,000 shares of our convertible Series A Preferred Stock, par value $.001 per share, were outstanding. Holders of our Common Stock are entitled to one vote per share for each proposal presented at the annual meeting. Holders of our Series A Preferred Stock are not entitled to vote at the annual meeting.

How to Vote; How Proxies Work

Our Board of Directors is asking for your proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy as you can always change your vote at the annual meeting. Please complete the proxy card by voting on the Internet, or complete, date and sign the enclosed proxy card and return it at your earliest convenience. We will bear the costs incidental to the solicitation and obtaining of proxies, including the costs of reimbursing banks, brokers and other nominees for forwarding proxy materials to beneficial owners of our capital stock. Proxies may be solicited by our officers and employees, without extra compensation, by mail, telephone, telefax, personal interviews and other methods of communication. In addition, we have retained Mellon Investor Services to act as our proxy solicitor in conjunction with the annual meeting. We have agreed to pay that firm $8,500, plus reasonable out of pocket expenses, for proxy solicitation services.

At the annual meeting, and at any postponements and adjournments thereof, all shares entitled to vote and represented by properly executed proxies received prior to the annual meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the following proposals:

1.	To elect six directors.

2.	To authorize our Board of Directors, in its discretion, to effect a reverse stock split of our outstanding Common Stock at an exchange ratio of either 1-for-2, 1-for-3, 1-for-4, 1-for-5 or 1-for-6.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

4.	To transact such other business as may properly come before the meeting.

A stockholder may revoke his or her proxy at any time before it is exercised by written notice to our Corporate Secretary at our address listed on the top of page one of this proxy statement, by delivery of a later-dated signed proxy or by voting in person at the annual meeting.

What Constitutes a Quorum

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining a quorum. Broker non-votes occur when a nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner.

What Vote is Required

Election as a director requires a plurality of the votes present, either in person or by proxy, at the annual meeting. For election of directors, votes may be cast in favor of or withheld from a nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

Each other proposal described in this proxy statement and the attached notice of annual meeting of stockholders requires the affirmative vote of a majority of the votes present, either in person or by proxy, and entitled to vote on the matter presented at the annual meeting, except that the proposal to effect the Reverse Stock Split requires the affirmative vote of a majority of the outstanding shares of our Common Stock. For each of these proposals, abstentions may be specified and will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of such proposals, except broker non-votes will have a negative effect on the proposal to effect the proposed Reverse Stock Split.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the 2007 annual meeting, six directors will be elected to serve a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Our Board has nominated Raymond P. Warrell, Jr., M.D., Martin J. Driscoll, Betsy McCaughey, Ph.D., Christopher P. Parios, Daniel D. Von Hoff, M.D. and Douglas G. Watson for election as directors to serve until the 2008 annual meeting of stockholders. All nominees are currently members of the Board.

Each nominee has expressed his or her willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. If a nominee becomes unavailable before the election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

Set forth below is certain information with respect to each nominee for director.

Nominees for Election at the Annual Meeting

Raymond P. Warrell, Jr., M.D., 57, has been our Chief Executive Officer and a member of our Board since December 1999 and our Chairman since January 2001. From December 1999 to May 2003, he was also our President. From 1978 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., which developed Trisenox®, a drug for the treatment of acute promyelocytic leukemia, that is now marketed by Cephalon, Inc. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. He obtained a B.S. in Chemistry from Emory University, a M.D. from the Medical College of Georgia, and a M.B.A. from Columbia University Graduate School of Business. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

Martin J. Driscoll, 48, has been a member of our Board since September 2005. Mr. Driscoll brings more than twenty-six years of executive experience in pharmaceutical Marketing & Sales, Business Development and Operations to the Genta Board. Mr. Driscoll is President of MKD Consulting Inc., a pharmaceutical management and commercialization-consulting firm. Previously, Mr. Driscoll was Senior Vice President of Marketing and Sales at Reliant Pharmaceuticals, a privately held company that markets a portfolio of branded pharmaceutical products, where he was a member of the Management Committee and an Executive Officer of the Company. From 1983 to 1990, Mr. Driscoll held positions of increasing responsibility at Schering Plough Corporation, including most recently as Vice President of Marketing and Sales for Schering’s Primary Care Division. He previously served as Vice President, Marketing and Sales, for the Schering Diabetes Unit, and also for Key Pharmaceuticals, the largest Schering U.S. Business Unit. His experience includes management of franchises that encompass oncologic, cardiovascular, anti-infective, metabolic, CNS, pulmonary and dermatologic products. At both Reliant and Schering, Mr. Driscoll had extensive experience in the negotiation, implementation and management of collaborations with other companies. Prior to joining Reliant, from 2000 to 2002 Mr. Driscoll was Vice President, Commercial Operations and Business Development at ViroPharma Inc., where he built the first commercial Sales and Marketing operation, and was the ViroPharma Chair for the ViroPharma/Aventis Joint Steering Committee for their Phase 3 antiviral product collaboration. Mr. Driscoll is also a Director of Javelin Pharmaceuticals Inc., Cambridge, MA (AMEX:JAV).

Betsy McCaughey, Ph.D., 58, has been a member of our Board since June 2001. Dr. McCaughey is a nationally recognized expert on health care. Dr. McCaughey has had a distinguished academic career as a faculty member at Columbia University and as John M. Olin Fellow at the Manhattan Institute. In the mid 1990s, she received broad recognition for her analysis of the Clinton health care plan. In 1994, she was elected Lieutenant Governor of New York and was a candidate for Governor in 1998. As Lieutenant Governor, she drafted legislation dealing with Medicaid reform, clinical trials access, hospital financing and insurance reform. She is currently an Adjunct Senior Fellow at the Hudson Institute and is a frequent commentator on the future of the health care industry. She is also the founder and chairman of the Committee to Reduce Infection Deaths. Dr. McCaughey has authored numerous articles on health insurance, medical innovation, government regulation and public policy, which have appeared in publications such as The Wall Street Journal, New Republic, The New York Times, and U.S. News and World Report.

Christopher P. Parios, 66, has been a member of our Board since September 2005. Mr. Parios has more than thirty-six years of pharmaceutical industry experience, including product development, marketing and promotion, strategy and tactic development, and managing pharmaco-economic and reimbursement issues. He has worked with many of the major companies in the pharmaceutical industry including Hoffmann-LaRoche, Ortho-McNeil, Pfizer, Novartis, Schering Plough, Janssen, Ortho Biotech, and Bristol-Myers Squibb. Mr. Parios is currently Executive Director of The Dominion Group, an independent healthcare consulting firm that specializes in market research, strategic planning, and competitive intelligence monitoring. In this role, he is responsible for the full range of market research, consulting, and business planning activities to facilitate informed business decisions for clients regarding product development, acquisitions, product positioning, and promotion. Previously, Mr. Parios was President and Chief Operating Officer of the Ferguson Communication Group, as well as Vice Chairman of the parent company, CommonHealth USA, a leading full-service communications resource for the healthcare industry. Mr. Parios was a partner in Pracon, Inc., a health-care marketing consulting firm from 1982 to 1991, and helped engineer the sale of that firm to Reed-Elsevier in 1989. Over a twenty-year period, Mr. Parios held progressively senior positions at Hoffmann-LaRoche, Inc., most recently as Director of New Product Planning and Regulatory Affairs Management. This group established the project management system for drug development at Roche and coordinated developmental activities for such products as Versed®, Rocephin®, Roferon®, Accutane®, Rimadyl®, and Tegison®. Mr. Parios was also a member of the corporate team responsible for domestic and international product and technology licensing activities.

Daniel D. Von Hoff, M.D., F.A.C.P., 59, has been a member of our Board since January 2000. He is currently Physician in Chief, Senior Investigator and Director of Translational Research at the Translational Genomics Research Institute’s (TGen) Translational Drug Development Division and Head, Pancreatic Cancer Research Program in Phoenix, Arizona. He is also Chief Scientific Officer for US Oncology. He is also the Chief Scientific Officer, Scottsdale Clinical Research Institute. Dr. Von Hoff’s major interest is in the development of new anticancer agents, both in the clinic and in the laboratory. He and his colleagues were involved in the beginning of the development of many of the agents we now use routinely, including: mitoxantrone, fludarabine, paclitaxel, docetaxel, gemcitabine, CPT-11, and others. At present, he and his colleagues are concentrating on the development of molecularly targeted therapies. Dr. Von Hoff’s laboratory interests and contributions have been in the area of in vitro drug sensitivity testing to individualize treatment for the patient. He and his laboratory are now concentrating on discovery of new targets in pancreatic cancer. Dr. Von Hoff has published more than 531 papers, 129 book chapters, and more than 891 abstracts. Dr Von Hoff was appointed to President Bush’s National Cancer Advisory Board in June 2004 – March 2010. Dr Von Hoff is the past President of the American Association for Cancer Research, a Fellow of the American College of Physicians, and a member and past board member of the American Society of Clinical Oncology. He is a founder of ILEX™ Oncology, Inc. (recently acquired by Genzyme). He is founder and the Editor Emeritus of Investigational New Drugs – The Journal of New Anticancer Agents; and, Editor-in-Chief of Molecular Cancer Therapeutics. He is also proud to have been a mentor and teacher for multiple medical students, medical oncology fellows, graduate students, and post-doctoral fellows.

Douglas G. Watson, 62, has been a member of our Board since April 2002 and was appointed Vice Chairman of our Board and Lead Director in March 2005. Mr. Watson is the founder and Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management-consulting firm. Prior to taking early retirement in 1999, Mr. Watson spent 33 years with Geigy/Ciba-Geigy/Novartis, during which time he held a variety of positions in the United Kingdom, Switzerland and the United States. From 1986 to 1996, he was President of Ciba U.S. Pharmaceuticals Division, and in 1996 he was appointed President & Chief Executive Officer of Ciba-Geigy Corporation. During this ten-year period, Mr. Watson was an active member of the Pharmaceutical Research & Manufacturers Association board in Washington, D.C. Mr. Watson became President & Chief Executive Officer of Novartis Corporation in 1997 when the merger of Ciba-Geigy & Sandoz was approved by the Federal Trade Commission. Mr. Watson is currently Chairman of the Board of OraSure Technologies Inc., and Chairman of the Board of Javelin Pharmaceuticals Inc. He also serves on the boards of Dendreon Corporation, and BioMimetic Therapeutics Inc.

The Board unanimously recommends that you vote ‘‘FOR’’ the election of each nominee as director.

PROPOSAL TWO

BOARD AUTHORIZATION TO EFFECT REVERSE STOCK SPLIT

The Board of Directors is proposing that our stockholders approve a proposal to authorize the Board to effect a reverse stock split of all outstanding shares of our Common Stock, at a ratio of either 1-for-2, 1-for-3, 1-for-4, 1-for-5 or 1-for-6. If this proposal is approved, the Board would have the sole discretion to elect, as it determines to be in the best interests of the Company and our stockholders, to effect a reverse split at any time before our 2008 Annual Meeting. The Board will also have sole discretion not to approve the reverse stock split. Therefore, approval of this proposal will constitute express authorization for the Board not to proceed with the reverse stock split if it should so decide. The Board of Directors believes that approval of a proposal providing this authority to the Board, rather than mere approval of an immediate reverse stock split, would give the Board the flexibility to react to market conditions and act in the best interests of the Company and our stockholders.

If the Board determines to effect the reverse stock split, we would file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect the proposed reverse stock split, which is attached to this proxy statement as Annex A, the text of which may be altered for any changes required by the Delaware Secretary of State and changes deemed necessary or advisable by the Board. Our Board of Directors has approved and declared advisable the proposed Certificate of Amendment. If the Board elects to implement a reverse stock split, then the number of issued and outstanding shares of our Common Stock would be reduced by 50%, 67%, 75%, 80% or 83% in accordance with the exchange ratio of 1-for-2, 1-for-3, 1-for-4, 1-for-5 or 1-for-6, respectively. The par value of our Common Stock would remain unchanged at $0.001 per share. The reverse stock split would become effective upon filing the Certificate of Amendment with the Delaware Secretary of State.

Purpose of Proposed Reverse Stock Split

The purpose of the reverse stock split is to attempt to increase the per share trading value of our Common Stock in order to maintain our listing on the NASDAQ Global Market. Our common stock is subject to delisting from the NASDAQ Global Market because the closing bid price of our common stock is not in compliance with the $1.00 minimum closing bid price requirement, as set forth in Marketplace Rule 4450(a)(5). Our Board intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our Common Stock over a bid price of $1.00 per share, and only if the implementation of a reverse stock split is determined by the Board to be in the best interests of the Company and our stockholders. If the trading price of our Common Stock increases without a reverse stock split, the Board may exercise its discretion not to implement a reverse split.

You should keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in the Company. You should also consider that, in many cases, the market price of a company’s shares declines after a reverse stock split.

If our Board ultimately determines to effect a reverse split, no further action on the part of our stockholders would be required. Notwithstanding approval of the reverse split proposal by the stockholders, the Board may, in its sole discretion, determine to delay the effectiveness of the reverse split up until the 2008 Annual Meeting, or determine not to effect the reverse split at all.

Potential Effects of the Proposed Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock. However, we cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s Common Stock following a reverse split declines. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

As a result of the proposed 1-for-2, 1-for-3, 1-for-4, 1-for-5 or 1-for-6 reverse stock split, shares of our Common Stock outstanding will be reduced by 50%, 67%, 75%, 80% or 83%, respectively. Based on the 183,724,815 shares outstanding as of the record date for our Annual Meeting, the total number of shares of Common Stock outstanding after the reverse stock split, without accounting for fractional shares that will be cancelled and paid for in cash, will be approximately 91.9 million, 61.2 million, 45.9 million, 36.7 million or 30.6 million, respectively.

The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders.    If we implement a reverse stock split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse split by 50%, 33.3%, 25%, 20% or 16.7% and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse split, as described in further detail below. The reverse stock split would not affect any stockholder’s percentage ownership interest in the Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Options and Warrants.    In addition, we would adjust all outstanding shares of any options or warrants entitling the holders to purchase shares of our Common Stock as a result of the reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the 1-for-2, 1-for-3, 1-for-4, 1-for-5 or 1-for-6 exchange ratio of the reverse stock split (i.e., the number of shares issuable under such securities would decrease by 50%, 67%, 75%, 80% or 83%, respectively, and the exercise price per share would be multiplied by 2,3,4,5 or 6, respectively). Also, we would reduce the number of shares reserved for issuance under our existing stock option plans proportionately based on the exchange ratio of the reverse stock split. A reverse stock split would not otherwise affect any of the rights currently accruing to holders of our Common Stock, options or warrants exercisable for our Common Stock.

Other Effects on Outstanding Shares.    If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning ‘‘odd-lots’’ of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in ‘‘round-lots’’ of even multiples of 100 shares.

Our Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of our Common Stock under the Securities Exchange Act.

Authorized Shares of Stock

The reverse stock split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. We will not change the number of shares of Common Stock currently authorized. However, upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the reverse stock split. As of May 22, 2007, we had (i) 250,000,000 shares of authorized Common Stock, of which 183,724,815 shares of Common Stock were issued and outstanding, and (ii) less than 8,000 shares of our Series A Convertible Preferred Stock par value $.001 per share and (iii) 5,000,000 shares of authorized Series G Participating Cumulative Preferred Stock, of which no shares were issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If stockholders approve the proposal and the Board decides to implement the reverse stock split, we will file with the Delaware Secretary of State a Certificate of Amendment to our Restated Certificate of Incorporation, as amended. The reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the ‘‘effective time’’ and ‘‘effective date,’’ respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Upon a reverse stock split, we intend to treat stockholders holding our Common Stock in ‘‘street name,’’ through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in ‘‘street name.’’ However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following any reverse stock split, stockholders holding physical certificates must exchange those certificates for new certificates and a cash payment in lieu of any fractional shares.

Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares

We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split because the stockholder owns a number of shares not evenly divisible by the exchange ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of the reverse stock split. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Restated Certificate of Incorporation, as amended, or bylaws with respect to the reverse stock split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.001 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of Common Stock in the reverse stock split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the reverse stock split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the reverse stock split will include the holding period of the Common Stock exchanged therefor.

A holder who receives cash in lieu of a fractional share of Common Stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

The Board of Directors unanimously recommends that you vote ‘‘FOR’’ the approval of the proposal to authorize our Board of Directors, in its discretion, to effect a reverse stock split.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007, subject to ratification by our stockholders at the annual meeting. Deloitte & Touche LLP was our independent registered public accounting firm the year ended December 31, 2006.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

The Board unanimously recommends that you vote ‘‘FOR’’ the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the annual meeting. However, if any such other matters are properly brought before the meeting, the proxies may use their own judgment to determine how to vote your shares.

MATTERS RELATING TO OUR GOVERNANCE

The Board and its Committees

The Board currently consists of six directors. They are Raymond P. Warrell, Jr., M.D., Martin J. Driscoll, Betsy McCaughey, Ph.D., Christopher P. Parios, Daniel D. Von Hoff, M.D., and Douglas G. Watson. The Board has determined that, except for Dr. Warrell, all of the members of the Board are ‘‘independent directors’’ as defined under NASDAQ rules. Dr. Warrell is not considered independent, as he is an executive officer of the Company.

The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Board held fourteen meetings during the year ended December 31, 2006. The Audit Committee and the Compensation Committee each held five meetings. No formal meetings were held by the Nominating and Corporate Governance Committee, as the independent directors of the Board acted as a whole on nominating and corporate governance matters. The Executive Committee held two meetings during 2006. Independent directors of the Board held five executive sessions at which only independent directors were present. Each member of the Board attended no fewer than 75% of the total number of meetings of the Board and the committees of which he or she was a member. Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend and historically more than a majority have done so. All directors holding office at the time were present at the 2006 annual meeting of shareholders.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee currently consists of Martin J. Driscoll, Christopher P. Parios and Douglas G. Watson. Mr. Driscoll serves as Chairman of this Committee. Each member of the Audit Committee is independent as defined under NASDAQ rules. The Board has also determined that Mr. Watson fulfills the Securities and Exchange Commission (SEC) criteria as an audit committee financial expert. Pursuant to the Audit Committee’s charter adopted by the Board, the purposes of the Audit Committee include reviewing the procedures and results of our external auditing functions, providing a direct communication link to the Board from our external auditing staff and our Chief Financial Officer and helping assure the quality of our financial reporting and control systems. The Audit Committee has the sole authority to retain and terminate the independent registered public accounting firm that examines our financial statements. A copy of this committee’s charter is available on our website at www.genta.com.

Compensation Committee

The Compensation Committee currently consists of Daniel D. Von Hoff, M.D., Christopher P. Parios and Douglas G. Watson. Dr. Von Hoff serves as Chairman of this Committee. Each member of the Compensation Committee is independent as defined under NASDAQ rules. The primary purpose of the Compensation Committee is to review, on an annual basis or more frequently as it deems appropriate, the performance of our executive officers, review the amount and form of compensation payable to our executive officers and report to the Board on an annual basis, making recommendations regarding compensation of our executive officers. In addition, the Compensation Committee administers our equity compensation plans. A copy of this committee’s charter is available on our website at www.genta.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Martin J. Driscoll and Betsy McCaughey, Ph.D. Mr. Driscoll serves as Chairman of this Committee. Each member of the Nominating and Corporate Governance Committee is independent as defined under NASDAQ rules. The purpose of the Nominating and Corporate Governance Committee are to identify and recommend individuals qualified for nomination to serve on our Board and its committees, ensure that the performance of the Board is reviewed, develop and recommend corporate governance principles to the Board and ensure that an appropriate governing structure with respect to the Board and its committees is in place so that the Board can perform a proper review function. A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.genta.com.

In assessing candidates as director nominees, whether recommended by this committee or stockholders, the committee considers the following criteria:

•	Members of the Board should be individuals of high integrity and independence, substantial accomplishments, and prior or current association with institutions noted for their excellence.

•	Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

•	The background and experience of members of the Board should be in areas important to the operation of the Company such as business, education, finance, government, law, medicine or science.

•	The composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. In order for a stockholder to make a nomination, the stockholder must comply with the advance notice provision of Section 14 in Article II of our by-laws. The stockholder must provide a written notice along with the additional information required by our by-laws to our Corporate Secretary at our address listed on the top of page one of this proxy statement. For notice to be timely, it shall be delivered not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation.

Executive Committee

The Executive Committee consisted of Raymond P. Warrell, Jr., M.D., Martin J. Driscoll, Christopher P. Parios and Douglas G. Watson. Dr. Warrell serves as Chairman of this Committee. The Executive Committee is empowered to review matters arising and to advise management between regularly scheduled meetings of the Board. The Executive Committee does not have the power and authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any provisions of our by-laws.

Compensation of Directors

Our non-employee directors receive $15,000 per year for their services. In addition, under our Non-Employee Directors’ 1998 Stock Option Plan, non-employee directors currently receive a grant of 24,000 stock options upon their initial election to the Board and thereafter receive an annual grant of 20,000 stock options coinciding with their annual election to the Board. Non-employee directors receive an additional $1,500 for each Board meeting attended in person or $750 for each Board meeting attended telephonically. Non-employee directors attending committee meetings receive $1,000 for each in-person meeting or $750 for each meeting attended telephonically. Non-employee directors receive $2,500 per day for Board or committee activities outside of normal activities. The Lead Director and each non-employee Chairperson of a Committee of the Board receive annual cash compensation of $5,000 and a grant of 5,000 stock options coinciding with their annual election to the Board.

The following table sets forth certain information regarding compensation paid to the following non-employee directors of the Company during the year ended December 31, 2006:

Name	Fees earned ($)	Option awards ($) (1)	All Other Compensation ($)	Total ($)
Martin J. Driscoll	$32,500	$49,330	—	$81,830
Jerome E. Groopman, M.D. (2)	$6,106	$34,400	—	$40,506
Betsy McCaughey, PhD.	$21,750	$34,400	—	$52,150
Christopher P. Parios	$32,500	$42,880	—	$75,380
Daniel D. Von Hoff, M.D.	$28,500	$40,850	—	$69,350
Harlan J. Wakoff (3)	$1,500	—	—	$1,500
Douglas G. Watson	$37,750	$40,850	—	$78,600

(1)	Reflects the dollar amount recognized for financial statement purposes for the year ended December 31, 2006, in accordance with FAS 123(R) and thus, includes amounts from awards granted prior to 2006. There can be no assurance that the FAS 123(R) amounts will be realized. As of December 31, 2006, each Director has the following number of options outstanding: Martin J. Driscoll: 49,000; Jerome E. Groopman: 0; Betsy McCaughey: 137,334; Christopher P. Parios: 44,000; Daniel D. Von Hoff: 186,667; Harlan J. Wakoff: 0; Douglas G. Watson: 134,000.
(2)	Mr. Groopman resigned from the Board, effective July 21, 2006.
(3)	Mr. Wakoff resigned from the Board, effective April 10, 2006.

Stockholder Communications to the Board

The Board has provided a process for stockholders to communicate with our directors. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to the non-employee directors or any other group of directors or committee of the Board or to a particular director, in care of our Corporate Secretary at our address listed on the top of page one of this proxy statement.

Certain Relationships and Related Transactions

Dr. Daniel Von Hoff, one of Genta’s directors, holds the position of Senior Investigator and Director of Translational Research at the Translational Genomics Research Institute (TGen), which provides preclinical testing services under direction of and by contract to Genta. During 2006, TGen performed services for which it was compensated by Genta in the amount of approximately $528,000. The Company believes that the payment of these services was on terms no less favorable than would have otherwise been provided by an ‘‘unrelated’’ party. In the Board’s opinion, Dr. Von Hoff’s relationship with TGen will not interfere with Dr. Von Hoff’s exercise of independent judgment in carrying out his responsibilities as a Director of Genta.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all our directors and employees, including our principal executive officer and principal financial officer. A copy of the Code is currently available on our website at www.genta.com.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

Our executive officers are:

Raymond P. Warrell, Jr., M.D., 57, has been our Chief Executive Officer and a member of our Board since December 1999 and our Chairman since January 2001. From December 1999 to May 2003, he was also our President. From 1978 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., which developed Trisenox®, a drug for the treatment of acute promyelocytic leukemia, that is now marketed by Cephalon, Inc. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. He obtained a B.S. in Chemistry from Emory University, a M.D. from the Medical College of Georgia, and a M.B.A. from Columbia University Graduate School of Business. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

Richard J. Moran, CPA, 60, has been our Senior Vice President and Chief Financial Officer since September 2005. Mr. Moran brings extensive and diversified finance experience from a long career with Johnson & Johnson (J&J) and several of its operating companies. He served as Chief Financial Officer, Vice President Finance, and member of the U.S.A. Board of Ortho Biotech from 1995 until 2002, and from 2000 to 2002 he assumed additional finance responsibility for the Ortho Biotech Worldwide Board. In that role, he was responsible for planning, preparation, management, compliance and controls of the accounting and financial activities of this $4.4 billion global business unit. From 2002 until his retirement in 2004, he served as Director at J&J’s Corporate Headquarters, where he was charged with strategic development and implementation of Sarbanes-Oxley Section #404 compliance requirements at more than 350 worldwide locations with $45 billion in annual sales. Mr. Moran previously served as Finance Group Controller for J&J’s International Cilag, Ortho Pharmaceuticals, McNeil Pharmaceuticals (ICOM) Group from 1989 to 1994 during the launch of Eprex® in 50 countries and Procrit® in the U.S., and he served as a Board member for both Cilag Europe and the ICOM Group. From 1983 to 1988, Mr. Moran was a Director of J&J’s Corporate Internal Audit Department. Mr. Moran is a member of the New Jersey Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and has served as Chairman of the Board and Treasurer of the American Red Cross of Somerset County, NJ.

Loretta M. Itri, M.D., F.A.C.P., 57, has been our President, Pharmaceutical Development and Chief Medical Officer since May 2003, prior to which she was Executive Vice President, Pharmaceutical Research and Development and Chief Medical Officer. Dr Itri joined Genta in March 2001. Previously, Dr. Itri was Senior Vice President, Worldwide Clinical Affairs, and Chief Medical Officer at Ortho Biotech Inc., a Johnson & Johnson company. As the senior clinical leader at Ortho Biotech and previously at J&J’s R.W. Johnson Pharmaceutical Research Institute (PRI), she led the clinical teams responsible for NDA approvals for Procrit® (epoetin alpha), that company’s largest single product. She had similar leadership responsibilities for the approvals of Leustatin®, Renova®, Topamax®, Levaquin®, and Ultram®. Prior to joining J&J, Dr. Itri was associated with Hoffmann-La Roche, most recently as Assistant Vice President and Senior Director of Clinical Investigations, where she was responsible for all phases of clinical development programs in immunology, infectious diseases, antivirals, AIDS, hematology and oncology. Under her leadership in the areas of recombinant proteins, cytotoxic drugs and differentiation agents, the first successful Product License Application (PLA) for any interferon product (Roferon-A®; interferon alfa) was compiled. Dr. Itri is married to Dr. Warrell, our Chief Executive Officer and Chairman.

W. Lloyd Sanders, 46, joined Genta in January 2006 as Vice President, Sales and Marketing and was appointed Senior Vice President, Commercial Operations in October 2006. He has nineteen years of experience in the pharmaceutical industry. Prior to joining Genta, Mr. Sanders was associated with Sanofi-Synthelabo, and subsequently Sanofi-Aventis. He most recently served as Vice-President, Oncology Sales, for the combined companies. In that role, he had key product sales responsibility for Eloxatin® (oxaliplatin), Taxotere® (docetaxel), Anzemet® (dolasetron mesylate), and ELITEK® (rasburicase). He led the successful restructuring, integration, deployment, strategic development, and tactical execution of the merged companies’ sales forces. He was responsible for national account GPO contracting strategy and negotiations, and he shared responsibility for oncology sales training and sales operations. At Sanofi, he led the 110-member team that achieved record sales for an oncology product launch with Eloxatin®. From 1987 until 2002, Mr. Sanders held progressively increasing levels of responsibility at Pharmacia, Inc. (now Pfizer), most recently as Oncology Sales Director, West/East. Mr. Sanders holds a Bachelor of Business Administration from Memphis State University.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee, also referred to herein as the Committee, of the Board of Directors has responsibility for overseeing our compensation and benefit policies, evaluating senior executive performance, and determining compensation for our senior executives, including our executive officers. The Committee ensures that the total compensation paid to executive officers is fair, reasonable and competitive.

The individuals who serve as our Chairman of the Board & Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) during 2006, as well as the other individuals included in the Summary Compensation Table below, are referred to as the ‘‘executive officers’’.

Compensation Philosophy and Objectives

Our compensation philosophy is based on our belief that our compensation programs should: be aligned with stockholder’s interests and business objectives; reward performance; and be externally competitive and internally equitable. We seek to achieve three objectives, which serve as guidelines in making compensation decisions:

•	Providing a total compensation package which is competitive and therefore, enables us to attract and retain, high-caliber executive personnel;

•	Integrating compensation programs with our short-term and long-term strategic plan and business objectives; and

•	Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

Role of Executive Officers in the Compensation Decisions

The Committee makes all compensation decisions regarding the compensation of our executive officers. The CEO reviews the performance of our executive officers and except for the President, Pharmaceutical Development, (President), who is the spouse of the CEO, the CEO makes recommendations to the Committee based on these reviews, including salary adjustments, variable cash awards and equity awards. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. With respect to the President, the Committee in its sole discretion determines the amount of any adjustments or awards.

Establishing Executive Compensation

Compensation levels for our executive officers are determined through comparisons with other companies in the biotechnology and pharmaceutical industries, including companies with which we compete for personnel. To determine external competitiveness practices relevant to the executive officers, we reviewed data from the following industry surveys of executive compensation: Radford Biotechnology Compensation Survey, Organization Resources Counselors and Bioworld Executive Compensation Report (collectively, External Market Data).

It is the Committee’s objective to target total annual compensation of each executive officer at a level between the 50th and 75th percentiles for comparable positions. However, in determining the compensation for each executive officer, the Committee also considers a number of other factors including: an evaluation of the responsibilities required for each respective position, individual experience levels and individual performance and contributions toward achievement of our business objectives. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its analysis of that individual’s performance and contribution to our performance. In addition, in light of our stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance our research and development efforts.

Other Factors Considered in Establishing 2006 Compensation for Executive Officers

Our potential therapeutic products are in various stages of research and development; limited revenues have as yet been generated from therapeutic product sales. As a result, the use of traditional performance standards, such as corporate profitability, is not believed to be appropriate in the evaluation of the performance of us or our individual executives. The compensation of our executive officers is based, in substantial part, on industry compensation practices, trends noted in the External Market Data as well as the achievement of our business and the individual executive officers’ objectives. Such objectives are established and modified as necessary to reflect changes in market conditions and other factors. Individual performance is measured by reviewing whether these objectives have been achieved.

Among the significant business objectives achieved during 2006 were the Food and Drug Administration’s acceptance of the New Drug Application for the approval of Genasense® plus chemotherapy for patients with advanced or refractory chronic lymphocytic leukemia; submission and acceptance of a Marketing Authorization Application to the European Medicines Agency (EMEA) for approval of Genasense® plus chemotherapy for patients with advanced melanoma; initiation of a Phase I clinical trial in advanced hematological cancers using G4460, which targets the c-myb oncogene; completion of two common stock offerings raising gross proceeds of approximately $57 million; and establishment of a commercial infrastructure for the potential launch of Genasense®.

The milestones described above enabled substantial progress towards the commercialization and development of Genasense® and other DNA/RNA-based therapy, and were given significant weight in evaluating executive performance and making determinations regarding executive compensation. Notably, however, our receipt from the Food and Drug Administration (FDA) of a non-approvable notice of Genasense® in patients with chronic lymphocytic leukemia also warranted substantial weight in evaluating business performance and in making certain executive compensation decisions.

The Committee reviewed the External Market Data, the compensation history of each executive officer including their annual salary, cash incentive bonus and stock option awards, noting that at the time, that all previously issued stock option awards were issued at a price above their current market value. During the Committee’s meeting there was a review and discussion regarding the performance of each executive officer and the Committee thereafter made determinations with respect to each executive officer’s salary adjustment, cash incentive bonus and stock option grant.

In making compensation decisions for our fiscal year ended December 31, 2006, the Committee considered the importance to the Company of retaining highly qualified key personnel due to the complex and technologically sophisticated nature of our business.

The Committee believes it has established executive compensation levels that are competitive with companies in the biotechnology and pharmaceutical industries when taking into account geographic location, relative company size, stage of development, individual responsibilities and experience, as well as individual and overall corporate performance.

Elements of Executive Compensation

Our compensation package for executive officers generally consists of annual cash compensation, which includes both fixed (annual salary) and variable (cash incentive bonus program) elements; long-term compensation in the form of stock options and other perquisites. The main components are annual salary, cash incentive bonus and stock options, all of which are common elements of executive compensation pay in general and throughout the biotechnology and pharmaceutical industry.

Annual Salary

We pay an annual salary to our employees and the executive officers as consideration for fulfillment of certain roles and responsibilities. Changes in annual salaries for executive officers are generally effective at the beginning of each year.

Determining Annual Salary

Increases to annual salary reflect a reward and recognition for successfully fulfilling the position’s role and responsibilities, the incremental value of the experience, knowledge, expertise and skills the individual acquires and develops during employment with us and adjustments as appropriate based on external competitiveness and internal equity. Prevailing competitive market practices guide the percentage increases to annual salary. The External Market Data indicated that the trend for annual salary increases effective in 2007 were approximately four percent. In order to maintain a competitive overall compensation program, the Committee approved salary adjustments of four percent in aggregate for employees inclusive of the executive officers. The CEO is eligible for an annual merit increase in accordance with the terms of his employment agreement described below. The Committee determined that annual salary adjustments for the following executive officers based on 2006 performance were as follows: CEO, Dr. Warrell = 4.3%; President, Dr. Itri = 5.0%; and CFO, Mr. Moran = 5.0%. Mr. Sanders received a salary adjustment of 9.6% based on his performance, and an expansion of his responsibilities, which resulted in his promotion from Vice President, Sales & Marketing to Senior Vice President, Commercial Operations. The 2007 annual salaries for Dr. Warrell, Dr. Itri, Mr. Moran and Mr. Sanders are $480,000, $467,500, $320,000 and $285,000, respectively.

Cash Incentive Bonus Program

We award cash incentive bonuses to employees, including the executive officers, as a reward and recognition for contributing to our achievement of specific annual business objectives. All employees are eligible for a form of cash incentive bonus, although payment of a cash incentive bonus is made at an individual level each year.

Determining the 2006 Cash Incentive Bonus Program Target That Was Paid in January 2007

The target for the cash incentive bonus program award for the CEO (forty percent of annual salary) and the President (thirty percent of annual salary) is based on the terms of their employment agreements as described below and the Committee determines the annual target for the other executive officers each year based on external competitiveness and internal equity. Based on the External Market Data, the target amount for the other executive officers was established at thirty percent of annual salary. Despite meeting certain key milestones described above, based substantially on the non-approvable letter received from the FDA regarding Genasense, the inability to launch Genasense in the United States in 2006, and delays in obtaining a decision from the EMEA for the approval of Genasense in Europe, Dr. Warrell received a cash incentive bonus of 11% ($50,000) of his base salary and Dr. Itri declined to receive a cash incentive bonus for 2006. Based on their contributions towards business objectives in 2006, Mr. Moran received a cash incentive bonus of 33% ($100,000) of his base salary and Mr. Sanders received a cash incentive bonus of 30% ($78,000) of his base salary.

Equity-Based Compensation

We grant equity-based compensation to employees, including the executive officers, to attract, motivate, engage and retain highly qualified and highly sought-after employees. We grant stock options on a broad basis to encourage all employees to work with a long-term view. Stock options are inherently performance-based because they deliver value to the option holder only if the value of our stock increases. Thus, stock options are a potential reward for long-term value creation and serve as an incentive for employees who remain with us to contribute to the overall long-term success of the business.

Determining The 2006 Equity-Based Compensation Granted In January 2007

The annual stock option award for the CEO is based on the terms stated in his employment agreement described below and for the rest of the executive officers is determined based on a number of factors including the External Market Data, the competitive market for long term incentives, internal equity, and overall performance of the executive officer. Based on these factors, the Committee established that the range of stock option shares that would be granted to executive officers, other than the CEO, was twenty thousand to fifty thousand shares. For their performance in 2006 the following stock option awards were made on January 12, 2007: Dr. Warrell = 100,000 shares; Dr. Itri = 50,000 shares; Mr. Moran = 40,000 shares; Mr. Sanders = 30,000 shares. The Committee determines the value of equity compensation awarded to the executive officers at a meeting each year.

Determining The Timing And Exercise Price Of Equity-Based Compensation

We have a long-standing practice, since January 2002, of making annual stock option awards to employees and our executive officers during the month of January each year. We have determined that the exercise price of the option will be the closing price of the Company’s stock on the NASDAQ on the date of the grant.

Option Grant Date Coordination With The Release Of Material Non-Public Information

We established the date of the Committee meetings and grant dates in accordance with our policy, and do not determine these dates based on knowledge of material non-public information or in response to the Company’s stock price.

Retirement Benefits

All employees are eligible to participate in the Genta Incorporated Savings & Retirement Plan, (Savings Plan). This is a tax-qualified retirement savings plan, which allows contributions by the employee of the lesser of 50% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before- tax basis. We will match 100% of the first 4% of pay that is contributed to the Savings Plan and 50% of the next 2% of pay contributed. All contributions to the Savings Plan as well as any matching contributions are fully vested upon contribution. We provide retirement benefits because retirement benefits are an integral part of employee benefit programs within the biotechnology and pharmaceutical industry.

Perquisites

Excluding our CEO and President, both of whom have employment agreements that describe any perquisites that are part of their compensation and are described below, none of our executive officers have perquisites in excess of $10,000 in annual value.

Severance Benefits

We have adopted a severance pay program for nearly all of our employees, including executive officers, except for Drs. Itri and Warrell who are eligible for severance benefits under the terms of their employment agreements as described below. The severance pay program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored workforce reduction or a change in control of our company. In addition, for executives, the program is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other of our constituents without undue concern over whether the transactions may jeopardize the executive’s own employment.

Although there are some differences in the benefit levels depending on the employee’s job level, the basic elements are comparable for all employees, except for Drs. Itri and Warrell as noted above:

→	Double trigger. Unlike ‘‘single trigger’’ plans that pay out immediately upon a change in control, the Genta program requires a ‘‘double trigger’’ – a change in control followed by an involuntary loss of employment within one year thereafter. This is consistent with the purpose of the program, which is to provide employees with financial protection upon loss of employment.

→	Covered terminations. Employees are eligible for payments, if there is either a workforce reduction or if within one year of a change in control, their employment is terminated without cause by the company.

→	Severance payment. Subject to signing a release, eligible terminated employees would receive severance ranging from twelve weeks to twenty-four weeks base salary.

→	Benefit continuation. Basic health and dental insurance would be continued for up to four months following termination of employment.

→	Accelerated vesting of equity awards. Upon a change in control, any unvested equity awards become vested.

Potential Payments Upon a Reduction in Force or Change in Control

Drs. Itri’s and Warrell’s eligibility for severance payments are described below and the remaining executive officers are also eligible for certain payments in the event of their termination. In the event of their termination as a result of a reduction in force or change in control, Mr. Moran and Mr. Sanders are eligible for twenty-four weeks of severance paid on a bi-weekly basis equal to $147,692 and $131,538, respectively. Mr. Moran and Mr. Sanders are also eligible to continue their health/dental benefits at the Company’s expense for up to four months, with an estimated value of $366 and $6,198, respectively.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 paid to an individual. For 2006, the total amount of compensation paid by us should be deductible and not affected by the Section 162(m) limitation.

2007 Objectives and Executive Compensation Guidelines

Our business objectives for 2007 include: obtaining marketing approval from the EMEA for Genasense in advanced melanoma; appealing the FDA’s non-approval decision for Genasense plus chemotherapy for patients with advanced or refractory chronic lymphocytic leukemia; and on-going activities that will further the development and commercialization of our products.

At present, the 2007 compensation guidelines are comparable to the 2006 guidelines with respect to the following: components of compensation; anticipated salary adjustments; cash incentive bonus targets and equity-based compensation. The Committee will make adjustments if necessary based on their assessment of a variety of factors including: industry trends; competitive market data; business objectives and corporate performance.

Summary Compensation Table

The following table sets forth certain information regarding compensation earned by or paid to our Chief Executive Officer during the year ended December 31, 2006 and the three other most highly compensated officers, (collectively, the ‘‘named executive officers’’).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Raymond P. Warrell, Jr., M.D.
Chairman and
Chief Executive Officer	2006	460,000		—	2,743,824	50,000	40,462	(3)	3,294,286
Richard J. Moran
Senior Vice President, Chief
Financial Officer and Corporate Secretary	2006	304,500		—	35,900	100,000	11,000	(4)	451,400
Loretta M. Itri, M.D.
President, Pharmaceutical
Development and Chief
Medical Officer	2006	445,200		—	979,852	—	19,848	(5)	1,444,900
W. Lloyd Sanders
Senior Vice President,
Commercial Operations	2006	245,000	(6)	—	36,250	78,000	33,579	(7)	392,829

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R). These figures include amounts from awards granted in 2003, 2004, 2005 and 2006. Assumptions used in the calculations of these amounts for the years ended December 31, 2004, 2005 and 2006, respectively are in Note 14 of our Annual Report on Form 10-K. There can be no assurance that the FAS 123(R) amounts will be realized.
(2)	Represents payments in January 2007 under our cash incentive bonus program based on achievement of company-wide performance measures. See ‘‘Compensation Discussion and Analysis — Cash Incentive Bonus Program.’’
(3)	Includes $6,000 for auto allowance, $13,003 for long-term disability, (including $4,506 for income tax gross-up), $10,459 for life insurance premiums, (including $3,624 for income tax gross-up) and $11,000 Company match to the 401(k) Plan.
(4)	Includes $11,000 Company match to the 401(k) Plan.
(5)	Includes $7,028 for long-term disability, (including $2,421 for income tax gross-up), $1,820 for life insurance, (including $627 for income tax gross-up) and $11,000 Company match to the 401(k) Plan.
(6)	Mr. Sanders’ annual salary for 2006 was $260,000. The salary column represents the actual amount earned and paid in 2006 based on Mr. Sanders joining the Company on January 16, 2006.
(7)	Includes $4,370 for long-term disability, (including $1,108 for income tax gross-up), $19,459 relocation reimbursement, (including $4,914 for income tax gross-up) and $9,750 Company match to the 401(k) Plan.

Grants of Plan-Based Awards

The table below supplements the Summary Compensation Table with details regarding 2006 plan-based awards, all of which have been paid in full or granted as of January 12, 2007. There are no future payments pending based on 2006 performance or compensation plans.

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards (1)			Option Grants Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise Price of Option Awards ($/sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
Dr. Warrell	1/12/07	0	184,000	276,000	0	150,000	225,000	0	100,000	.4563
Mr. Moran	1/12/07	0	91,350	121,800	0	30,000	40,000	0	40,000	.4563
Dr. Itri	1/12/07	0	133,560	222,600	0	30,000	50,000	0	50,000	.4563
Mr. Sanders	1/12/07	0	78,000	104,000	0	30,000	40,000	0	30,000	.4563

(1)	These columns show the range of payouts targeted for 2006 performance under the Genta Cash Incentive Bonus Program and paid on January 12, 2007.
(2)	These columns show the range of stock option awards targeted for 2006 performance under the 1998 Stock Incentive Plan.
(3)	This column shows the number of stock options awarded on January 12, 2007 based on 2006 performance.

Outstanding Equity Awards as of December 31, 2006

Name	Number Of Securities Underlying Unexercised Options Exercisable	Number Of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Raymond P. Warrell, Jr., M.D.	3,175,508	—	2.67	10/27/09
	793,877	—	2.67	02/14/10
	300,000	—	7.97	01/01/11
	300,000	—	13.70	01/25/12
	225,000	75,000	7.86	01/28/13
	—	1,000,000	9.88	05/16/13
	37,500	37,500	10.32	01/04/14
	37,500	112,500	1.62	01/28/15
	793,877	—	2.67	10/28/15
	—	225,000	2.05	01/23/16
	291,648	708,352	2.16	03/31/16
Richard J. Moran	75,000	45,000	1.21	09/15/15
	—	10,000	2.05	01/23/16
Loretta M. Itri, M.D.	240,000	60,000	5.73	03/28/11
	40,000	—	13.70	01/25/12
	7,500	22,500	7.86	01/28/13
	—	300,000	11.95	08/05/13
	25,000	25,000	10.32	01/05/14
	22,500	7,500	1.62	01/07/15
	—	50,000	2.05	01/23/16
	22,218	477,782	1.59	07/27/16
W. Lloyd Sanders	—	100,000	1.81	01/16/16

Option Exercises in Last Year and Year-End Option Values

There were no option exercises by the named executive officers in the year ended December 31, 2006.

Employment Agreements

Employment Agreement with Raymond P. Warrell, Jr., M.D.

Pursuant to an employment agreement dated as of January 1, 2006 between Genta and Dr. Warrell and signed March 31, 2006, (the 2006 employment agreement), Dr. Warrell continues to serve as our Chairman and Chief Executive Officer. The 2006 employment agreement has an initial term of three years ending on December 31, 2008 and provides for automatic extensions for additional one-year periods. Under the 2006 employment agreement, Dr. Warrell receives a base salary of $460,000 per annum with annual percentage increases equal to at least the Consumer Price Index for the calendar year preceding the year of the increase. At the end of each calendar year, Dr. Warrell is eligible for a cash incentive bonus ranging from 0% to 60% of his annual base salary, subject to the achievement of agreed-upon goals and objectives.

Dr. Warrell received an initial option grant of 1,000,000 stock options under the Plan with an exercise price equal to the fair market value on the date of grant, of which (a) 500,000 shares vest over a three-year vesting schedule (41,664 shares on the date of grant, 444,416 shares in 32 equal monthly increments of 13,888 each commencing on April 1, 2006 and the final 13,920 shares on December 1, 2008) and (b) the remaining 500,000 shares vest upon our achievement of specified milestones relating to the Genasense® product or its substantial equivalent. These milestones include the following: (1) 150,000 shares will become exercisable on the date the Genasense® product receives approval for any first indication in the United States from the Food and Drug Administration (FDA), (2) 150,000 shares will become exercisable on the date the Genasense® product receives approval for any first indication in Europe from the European Medicines Agency (EMEA) and (3) 200,000 shares will become exercisable on the first day of the month immediately following the first twelve consecutive month period during which we realize net revenues on sales of the Genasense® product of $100,000,000 or more. Dr. Warrell is also entitled to receive annual stock options for the purchase of up to 225,000 thousand shares of Common Stock, depending upon the achievement of agreed-upon goals and objectives. Such options will become fully exercisable upon a ‘‘Trigger Event’’ (i.e. the sale of Genasense® or our change in control). If a Trigger Event occurs during the term of the 2006 employment agreement or within 12 months thereafter, Dr. Warrell will be entitled to receive the stock option grants that he would have been entitled to receive in respect of the calendar year in which the Trigger Event occurs (assuming attainment of ‘‘target’’ levels of performance on all goals and objectives for the year) and such option will be fully vested and exercisable upon grant.

We may also, from time to time, grant Dr. Warrell additional cash, stock options, equity and/or other long-term incentive awards in the sole discretion of our Board. Dr. Warrell continues to be entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. He is also entitled to receive supplemental life insurance and supplemental disability insurance, as well as premium payments for medical malpractice insurance up to a maximum of $25,000 annually. The aggregate amount of the benefits Dr. Warrell may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code.

In the event Dr. Warrell’s employment is terminated, he will be eligible for certain benefits whose value has been estimated herein, but only to the extent that the benefit is not otherwise provided to employees on a non-discriminatory basis. In the event Dr. Warrell’s employment is terminated, he will be entitled to receive his accrued but unpaid base salary through his termination date, his accrued but unpaid expenses, a lump sum payment of his accrued vacation days (unless he is terminated by us for cause or he terminates his employment without good reason (both defined in the 2006 agreement)), his accrued but unpaid cash incentive bonus, a lump sum payment of his pro-rated cash incentive bonus for the year of his termination, valued at $192,000, (unless he is terminated by us for cause or he terminates his employment without good reason), and any other benefits due him in accordance with applicable plans, programs or agreements. In addition to the benefits listed in the preceding sentence, in the event we terminate Dr. Warrell’s employment without cause or Dr. Warrell terminates his employment for good reason and he executes a release, Dr. Warrell will be entitled to receive the base salary he would have received during the twelve-month period following the date of termination, valued at $480,000, for a total potential payment of $672,000. If we terminate Dr. Warrell’s employment in anticipation of our change in control or, if either party terminates his employment upon a change in control or within thirteen months following a change in control, Dr. Warrell will instead receive a lump sum payment equal to two times his annual base salary, valued at $960,000 and two times his target bonus for the calendar year of termination, valued at $384,000, for a total potential payment of $1,440,000. Dr. Warrell will also receive immediate vesting of all stock options that vest solely as a result of his continued employment. Finally, if either party gives notice that they do not wish to extend the 2006 employment agreement, Dr. Warrell will be entitled to receive his accrued but unpaid base salary through his termination date, his accrued but unpaid expenses, a lump sum payment of his accrued vacation days, his accrued but unpaid cash incentive bonus, a lump sum payment of his pro-rated cash incentive bonus for the year of his termination, valued at $192,000, and any other benefits due him in accordance with applicable plans, programs or agreements. If Dr. Warrell gives notice that he does not wish to extend his 2006 employment agreement, he will also receive immediate vesting of all stock options that would have vested during the 90 days following his termination date, if such stock options vest solely as a result of his continued employment. If we give notice that we do not wish to extend Dr. Warrell’s 2006 employment agreement, he will receive immediate vesting of all stock options that vest solely as a result of his continued employment.

Employment Agreement with Loretta M. Itri, M.D.

Pursuant to an employment agreement dated as of March 28, 2006 between Genta and Dr. Itri and signed on July 27, 2006, Dr. Itri continues to serve as our President, Pharmaceutical Development and Chief Medical Officer. The employment agreement had an initial term of three years, beginning March 28, 2006 and continuing through March 27, 2009; and provides for automatic extensions for additional one-year periods. The agreement provides for a base annual salary of $445,200, which may be reviewed annually for discretionary increases in a manner similar to our other senior executives and an annual cash incentive bonus ranging from 0% to 50% of her annual base salary to be paid if mutually agreed-upon goals and objectives are achieved for the year. Dr. Itri was also granted an incentive stock option to purchase 500,000 shares of our Common Stock at an exercise price of $1.59 per share, of which 200,000 shares become exercisable upon the first FDA approval of Genasense®, 200,000 shares become exercisable upon approval by the EMEA in Europe of Genasense® in any first indication and 100,000 shares become exercisable over a period of approximately thirty-two (32) months from the grant date by means of i) an initial amount of 11,110 Shares to be exercisable and vest on the Date of Grant, (ii) an additional amount of 86,087 Shares in thirty-one (31) equal monthly increments of 2,777 Shares each, commencing on August 1, 2006 and continuing on the first day of each of the next successive thirty (30) calendar months, and (iii) a final amount of 2,803 Shares on March 1, 2009. We may also, from time to time, grant Dr. Itri additional stock options consistent with the stock option guidelines applicable to our other senior executives. Dr. Itri is entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. She is also entitled to receive supplemental life insurance and supplemental disability insurance. The aggregate amount of the benefits Dr. Itri may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code.

In the event Dr. Itri’s employment is terminated, she will be eligible for certain benefits whose value has been estimated herein, but only to the extent that the benefit is not otherwise provided to employees on a non-discriminatory basis. In the event Dr. Itri’s employment is terminated, she will be entitled to receive her accrued but unpaid base salary through her termination date, her accrued but unpaid expenses, her accrued vacation days, any earned but unpaid cash incentive bonus and any other benefits due her in accordance with applicable plans, programs or agreements. In addition to the benefits listed in the preceding sentence, in the event we terminate Dr. Itri’s employment without good reason (as defined in the employment agreement), due to a change of control, or Dr. Itri terminates her employment for good reason (as defined in the employment agreement), and she executes a release, Dr. Itri will be entitled to receive a lump sum payment equal to her current annualized base salary, valued at $467,500 plus a pro-rated cash incentive bonus for the calendar year of termination, valued at $140,250 and each of her outstanding stock options will immediately vest to the extent vesting depends solely on her continued employment, for a total potential payment of $607,750. Finally, if either party gives notice that the employment agreement will not be extended, Dr. Itri will be entitled to receive her accrued but unpaid base salary through her termination date, her accrued but unpaid expenses, her accrued vacation days, any earned but unpaid cash incentive bonus, a pro-rated cash incentive bonus for the year of her termination, valued at $140,250 and any other benefits due her in accordance with applicable plans, programs, or agreements, for a total potential payment of $607,750. If we give notice that we do not wish to extend Dr. Itri’s employment agreement, she will also receive immediate vesting of all stock options that would have vested during the 90 days following her termination date, if such stock options would have vested solely as a result of her continued employment.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee had any ‘‘interlock’’ relationship to report during our year ended December 31, 2006.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the Company’s management stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Compensation Committee
Daniel D. Von Hoff, M.D., Chairman Christopher P. Parios Douglas G. Watson

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	12,217,100	$4.46	5,338,255
Equity compensation plans not approved by security holders (1)	—	—	—
Total	12,217,100	$4.46	5,338,255

(1)	None.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently composed of three directors, each of whom is independent as defined under the NASDAQ rules, and operates under a written charter adopted by the Board. The members of our Audit Committee are Martin J. Driscoll, Christopher P. Parios and Douglas G. Watson. Mr. Driscoll serves as Chairman of this committee. Among our other responsibilities, we recommend to the Board the selection of the Company’s independent registered public accounting firm.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of 2006, management continued the process of documenting, testing and evaluating the Company’s system of internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2007.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, ‘‘Communication with Audit Committees’’ and PCAOB Auditing Standard No. 2, ‘‘An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.’’ In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, ‘‘Independence Discussions with Audit Committees,’’ and the Audit Committee has discussed with Deloitte & Touche LLP their firm’s independence.

Fees for independent registered public accounting firm for years 2006 and 2005

Set forth below are the fees billed for services rendered by Deloitte & Touche LLP in 2006 and 2005.

	2006	2005
Audit fees	$383,500	$368,500
Audit-related fees	—	—
Total Audit & Audit-related fees	383,500	368,500
Tax fees	—	—
All other fees	—	—
Total fees	$383,500	$368,500

Audit fees consist of fees billed for services rendered for the audit of our financial statements, internal controls and review of our financial statements included in our quarterly reports on Form 10-Q and services provided in connection with other statutory or regulatory filings.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under Audit fees. No such fees were billed in 2006 or 2005.

Tax fees consist of fees billed for professional services related to the preparation of our U.S. federal and state income tax returns and tax advice. No such fees were billed in 2006 or 2005.

The Audit Committee pre-approved all Audit-related fees. After considering the provision of services encompassed within the above disclosures about fees, the Audit Committee has determined that the provision of such services is compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-approval policy of services performed by independent registered public accounting firm

The Audit Committee’s policy is to pre-approve all audit and non-audit related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated the pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.

Based upon our discussion with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to us, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

Members of the Audit Committee
Martin J. Driscoll, Chairman Christopher P. Parios Douglas G. Watson

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth, as of March 8, 2007, certain information with respect to the beneficial ownership of our Common Stock (the only voting class outstanding), (i) by each director, (ii) by each of the named executive officers and (iii) by all officers and directors as a group. As of March 8, 2007, each share of Series A Preferred Stock was convertible at the option of the holder into approximately 11.9813 shares of Common Stock. Except as required by law or with respect to the creation or amendment of senior classes of Preferred Stock or creation of different series or classes of Common Stock, and in certain other instances, holders of Series A Preferred Stock do not have voting rights until such shares are converted into Common Stock. The conversion price and the numbers of shares of Common Stock issuable upon conversion of the Series A Preferred Stock may be adjusted in the future, based on the provisions in our Restated Certificate of Incorporation, as amended.

Name and Address(1)	Number of Shares Beneficially Owned(2)		Percent of Class Beneficially Owned
Raymond P. Warrell, Jr., M.D.	6,495,433	(3)	4.1%
Loretta M. Itri, M.D.	562,772	(4)	*
Richard J. Moran	108,000	(5)	*
W. Lloyd Sanders	55,633	(6)	*
Martin J. Driscoll	48,000	(7)	*
Betsy McCaughey, Ph.D.	137,334	(8)	*
Christopher P. Parios	28,000	(8)	*
Daniel D. Von Hoff, M.D.	186,667	(8)	*
Douglas G. Watson	149,000	(9)	*
All Directors and Executive Officers as a group	7,770,839	(10)	5.1%

*	Less than one percent (1%).
(1)	The address of each named holder is in care of Genta Incorporated, 200 Connell Drive, Berkeley Heights, NJ 07922.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options exercisable within 60 days of March 8, 2007 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3)	Consists of 269,695 shares of Common Stock and 6,225,738 shares of Common Stock issuable upon exercise of currently exercisable stock options. Excludes 100,000 shares of Common Stock beneficially owned by Dr. Warrell’s wife, Dr. Itri. Dr. Warrell disclaims beneficial ownership of such shares.
(4)	Consists of 100,000 shares of Common Stock and 462,772 shares of Common Stock issuable upon exercise of currently exercisable stock options. Excludes 269,695 shares of Commons Stock, beneficially owned by Dr. Itri’s husband, Dr. Warrell. Dr. Itri disclaims beneficial ownership of such shares.
(5)	Consists of 10,000 shares of Common Stock, 500 shares of Common Stock owned by Mr. Moran’s wife and 97,500 shares of Common Stock issuable upon exercise of currently exercisable stock options.
(6)	Consists of 25,000 shares of Common Stock, 322 shares jointly owned by Mr. Sanders’ daughter, 311 shares jointly owned by Mr. Sanders’ son and 25,000 shares of Common Stock issuable upon exercise of currently exercisable stock options.

(7)	Consists of 15,000 shares of Common Stock and 33,000 shares of Common Stock issuable upon the exercise of currently exercisable stock options.
(8)	Consists of shares of Common Stock issuable upon the exercise of currently exercisable stock options.
(9)	Consists of 15,000 shares of shares of Common Stock and 134,000 shares of Common Stock issuable upon the exercise of currently exercisable stock options.
(10)	Consists of 440,828 shares of Common Stock and 7,330,011 shares of Common Stock issuable upon the exercise of currently exercisable stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth as of March 8, 2007 certain information with respect to the beneficial ownership of our Common Stock (the only voting class outstanding) by each person known to us to beneficially own more than five percent of our outstanding Common Stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
None	—	—

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock.

To our knowledge based solely on a review of the copies of such reports furnished to us and the reporting persons’ representations to us that no other reports were required during the year ended December 31, 2006, our directors and officers complied with their respective filing requirements under Section 16(a) on a timely basis, with the following exceptions: W. Lloyd Sanders filed a Form 4 on June 20, 2006 for the purchase of Genta stock on June 15, 2006, Martin J. Driscoll filed a Form 4 on June 26, 2006 for the purchase of Genta stock on June 16, 2006, Martin J. Driscoll filed a Form 4 on June 26, 2006 to report the grant of stock options on April 5, 2006, Daniel D. Von Hoff, M.D. filed two Form 4s on June 28, 2006 to report the grant of stock options on June 16, 2006 and on April 5, 2006, Douglas G. Watson filed two Form 4s on June 28, 2006 to report the grant of stock options on June 16, 2006 and on April 5, 2006, Betsy McCaughey, Ph.D filed a Form 4 on June 30, 2006 to report the grant of stock options on April 5, 2006, Christopher P. Parios filed a Form 4 on June 30, 2006 to report the grant of stock options on April 5, 2006 and Loretta M. Itri, M.D. filed a Form 4 on August 3, 2006 to report the grant of stock options on July 27, 2006.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of ‘‘householding’’ proxy statements and annual reports. This means that only one copy of our proxy statement or annual report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: 200 Connell Drive, Berkeley Heights, NJ 07922, (908) 286-9800. If you want to receive separate copies of the annual report on Form 10-K and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2008 annual meeting of stockholders is December 31, 2007.

Proposals of stockholders intended to be presented at the Company’s 2008 annual meeting of stockholders called for a date within thirty days of June 16, 2008 and not be included in our proxy materials must comply with the advance notice provision in Section 3 of Article I of our by-laws. For notice to be timely, it shall be delivered not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation.

All stockholder proposals should be directed to our Corporate Secretary at our address listed on the top of page one of this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent year. Such written requests should be directed to Richard J. Moran, our Senior Vice President, Chief Financial Officer and Corporate Secretary, at our address listed on the top of page one of this proxy statement.

By order of the Board of Directors,
Raymond P. Warrell, Jr., M.D. Chairman and Chief Executive Officer

Dated: May 14, 2007

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Genta Incorporated (the ‘‘Corporation’’), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.    The Restated Certificate of Incorporation of the Corporation is hereby amended by adding at the end of the first paragraph of Article IV(A) the following new paragraphs:

‘‘Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the ‘‘Effective Time’’), each [two to six] shares of Common Stock issued and outstanding at such time (‘‘Existing Common Stock’’) shall be and hereby are automatically reclassified and changed into one share of Common Stock (‘‘New Common Stock’’), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the ‘‘Reverse Split’’). Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Time, the term ‘‘New Common Stock’’ as used in this Article IV shall mean Common Stock as provided in this Restated Certificate of Incorporation. The par value of the New Common Stock shall be $0.001 per share.’’

2.    The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its Chief Executive Officer, this              day of                                       , 2007.

GENTA INCORPORATED
By:
Name: Raymond P. Warrell, Jr., M.D. Title: Chief Executive Officer

A-1

Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” all the director nominees listed below and “FOR” Proposals 2 and 3.
1.	To elect directors.	FOR ALL NOMINEES (except as marked to the contrary)	WITHHOLD FROM ALL NOMINEES
				2.	To authorize our Board of Directors, in its discretion, to effect a reverse stock split of our outstanding Common Stock at an exchange ratio of either 1-for-2, 1-for-3, 1-for-4, 1-for-5 or 1-for-6.	FOR	AGAINST	ABSTAIN

To withhold authority to vote for any nominee, write the number preceding the nominee’s name on the line below.						FOR	AGAINST	ABSTAIN
Withhold authority for: __________________________________________				3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
Director Nominees: 01 RAYMOND P. WARRELL, JR., M.D. 02 MARTIN J. DRISCOLL 03 BETSY MCCAUGHEY, PH.D.		04 CHRISTOPHER P. PARIOS 05 DANIEL D. VON HOFF, M.D. 06 DOUGLAS G. WATSON

Signature _________________________________ Signature _________________________________ Date ______________

Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/gnta Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Proxy Statement and the 2006 Annual Report

on Form 10-K on the Internet at www.genta.com

GENTA INCORPORATED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 11, 2007

     The undersigned stockholder of Genta Incorporated (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated May 14, 2007, and the undersigned revokes all prior proxies and appoints Raymond P. Warrell, Jr., M.D. and Richard J. Moran, and each of them, as proxies for the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held at the Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey, 07932, at 11:00 a.m., local time, on July 11, 2007 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD, “FOR” PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

     Receipt of the Notice of Annual Meeting, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 accompanying the same is hereby acknowledged.

     PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your Genta Incorporated account online.

Access your Genta Incorporated stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Genta Incorporated, now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time